Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SPANSION INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

ARTICLE I.

NAME

The name of the corporation (herein called the “Corporation”) is Spansion Inc. The Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) on November 22, 2005.

ARTICLE II.

REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III.

PURPOSE & DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. The Corporation is to have a perpetual existence.

ARTICLE IV.

CAPITAL STOCK

SECTION 1.      Authorized Capital Stock.  The total number of shares of capital stock that the Corporation shall have the authority to issue is 200,000,001 shares, consisting of: (i) 150,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”); (ii) one (1) share of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”); and (iii) 50,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided.

SECTION 2.      Preferred Stock.

(i) Authorization.  Subject to the voting and approval procedures set forth in the Corporation’s Bylaws (the “Bylaws”), the Board of Directors of the Corporation (the “Board”) is hereby expressly granted authority to authorize in accordance with law from time to time the issuance of one or more series of Preferred Stock, and with respect to any such series, to fix by resolution or resolutions the numbers, powers, designations, preferences and relative, participating, optional or other special rights of such series and the qualifications, limitations or restrictions thereof, including but without limiting the generality of the foregoing, the following:

(A) entitling the holders thereof to cumulative, non-cumulative or partially cumulative dividends, or to no dividends;

(B) entitling the holders thereof to receive dividends payable on a parity with, junior to, or in preference to, the dividends payable on any other class or series of capital stock of the Corporation;

(C) entitling the holders thereof to rights upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any other distribution of the assets of, the Corporation, on a parity with, junior to or in preference to, the rights of any other class or series of capital stock of the Corporation;

(D) providing for the conversion, at the option of the holder or of the Corporation or both, of the shares of Preferred Stock into shares of any other class or classes of capital stock of the Corporation or of any series of the same or into property of the Corporation or into the securities or properties of any other Person (as defined below), including provision for adjustment of the conversion rate in such events as the Board shall determine, or providing for no conversion;

(E) providing for the redemption, in whole or in part, of the shares of Preferred Stock at the option of the Corporation or the holder thereof, in cash, bonds or other property, at such price or prices (which amount may vary under different conditions and at different redemption dates), within such period or periods, and under such conditions as the Board shall so provide, including provisions for the creation of a sinking fund for the redemption thereof, or providing for no redemption;

(F) lacking voting rights or having limited voting rights or enjoying general, special or multiple voting rights; and

(G) specifying the number of shares constituting that series and the distinctive designation of that series.

All shares of any one series of Preferred Stock shall be identical in all respects with the other shares of such series, except that shares of any one series of Preferred Stock issued at different times may differ as to the dates from which dividends thereon shall be cumulative. The Board may change the powers, designation, preferences, rights, qualifications, limitations and restrictions of, and number of shares in, any series of Preferred Stock as to which no shares are issued and outstanding.

(ii) Dividends.  Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.

(iii) Liquidation Rights.  If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed in accordance with the respective priorities and preferential amounts (including unpaid cumulative dividends, if any, and interest thereon, if any) payable with respect thereto, and among shares of any series of Preferred Stock, ratably among the shares of such series.

SECTION 3.      Common Stock.

(i) Voting Generally.  In all elections of directors to the Board, (A) subject to reduction as provided in Article V, Section 3, the holders of the Class B Common Stock, acting as a separate class, shall be entitled to vote (or provide written consent) under law or under this Certificate of Incorporation for up to two (2) directors to the Board (the “Class B Directors”), and (B) the holders of the Class A Common Stock, voting as a separate class, shall be entitled to vote under law or under this Certificate of Incorporation for all other directors to the Board (the “Class A Directors” and, collectively with the Class B Directors, the “Directors”). The holders of the Common Stock are entitled to vote under law or under this Certificate of Incorporation with respect to all other matters put to a vote of the Corporation’s stockholders. Except as otherwise provided in this Certificate of Incorporation or as required by law, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class and shall be entitled to one (1) vote for each share of Common Stock held by such stockholder.

(ii) Automatic Conversion.  The Class B Common Stock shall automatically, without any further act or deed on the part of this Corporation or any other Person, as defined immediately below, be converted into Class A Common Stock on a share-for-share basis (as may be adjusted pursuant to Article IV, Section 3(vi)) (A) upon the written consent of the holders of a majority of the outstanding Class B Common Stock; (B) in the event that any Person other than SLS Spansion Holdings, LLC, Silver Lake Sumeru Fund, L.P. and their respective Affiliates and managed accounts (including their successors, “Silver Lake”) becomes the owner of the Class B

Common Stock; or (C) Silver Lake’s Aggregate Ownership Interest, as defined below, ceases to be at least five percent (5%) following August 10, 2010. At such time of automatic conversion of Class B Common Stock pursuant to this Article IV, Section 3(ii), the certificate formerly representing the outstanding share of Class B Common Stock will thereafter be deemed to represent a like number of shares of Class A Common Stock (as may be adjusted pursuant to Article IV, Section 3(vi)). Shares of the Class B Common Stock converted into shares of Class A Common Stock pursuant to this Article IV, Section 3(ii) shall be retired and the Corporation shall not be authorized to reissue such share of Class B Common Stock. “Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm joint venture, other legal entity or other governmental authority. “Affiliate” of a Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. A Person shall be deemed an Affiliate of another Person only so long as such control relationship exists.

(iii) The holder of the Class B Common Stock shall be entitled to convert such Class B Common Stock into shares of Class A Common Stock on a share-for-share basis at any time (as may be adjusted pursuant to Article IV, Section 3(vi)).

(iv) As promptly as practicable after the presentation and surrender for conversion, during usual business hours at any office or agency of the Corporation, of any certificate representing shares of Class B Common Stock that have been converted into shares of Class A Common Stock pursuant to Article IV, Sections 3(ii) or 3(iii) hereof, the Corporation shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, a certificate representing the number of shares of Class A Common Stock issuable upon such conversion. The issuance of certificates representing shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock by the registered holder thereof shall be made without charge to the converting holder for any tax imposed on the Corporation in respect to the issue thereof. The Corporation shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the registered holder of the shares being converted, and the Corporation shall not be required to issue or deliver any such certificate unless and until the Person requesting the issue thereof shall have paid to the Corporation the amount of such tax or has established to the satisfaction of the Corporation that such tax has been paid.

(v) In the event of a merger or consolidation of the Corporation with or into another entity in connection with which shares of Common Stock are converted into or exchangeable for shares of stock, other securities or property, including cash, all holders of Common Stock, regardless of Class, will be entitled to receive the same kind and amount of shares of stock and other securities and property, including cash.

(vi) In the event that the outstanding shares of Class A Common Stock are subdivided (by stock split, stock dividend or otherwise), into a greater number of shares of Class A Common Stock, the conversion ratio of the Class B Common Stock into Class A Common Stock then in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately increased. If the outstanding shares of Class A Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Class A Common Stock, the conversion ratio of the Class B Common Stock into Class A Common Stock then in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately decreased.

(vii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock pursuant to this Article IV, Section 3, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient for such purpose, in addition to such other remedies as shall be available to a holder of such Class B Common Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

SECTION 4.      No Preemptive Rights.  The holders of the capital stock of the Corporation shall have no preemptive rights to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock.

ARTICLE V.

DIRECTORS

SECTION 1.      Number of Directors.  Except as otherwise provided for or fixed pursuant to the provisions of (i) Article IV, Section 2 with respect to the rights of holders of shares of Preferred Stock to elect additional Directors or (ii) Article V, Section 3 with respect to holders of shares of Class B Common Stock to elect Class B Directors, the number of Directors on the Board shall be not less than three (3) nor more than nine (9), with the then authorized number of directors being fixed by the Board; provided, however, that if the Aggregate Ownership Interest, as defined below, of Silver Lake represents five percent (5%) or more of the outstanding Common Stock of the Corporation, the number of Directors on the Board shall be not more than seven (7).

SECTION 2.      Classified Board.  The Board (other than those directors elected by holders of any series of Preferred Stock) shall be divided into three classes, designated Class I, Class II and Class III, which shall be as nearly equal in number as possible. Directors of Class I shall hold office for an initial term expiring at the annual meeting of stockholders to be held in 2011. Directors of Class II shall hold office for an initial term expiring at the annual meeting of stockholders to be held in 2012. Directors of Class III shall hold office for an initial term expiring at the annual meeting of stockholders to be held in 2013. Subject to Article V, Section 5 and Article V, Section 6 below with respect to filling of vacancies on the Board and the removal of Directors, at each annual meeting of the stockholders, the respective successors of the Directors whose terms are then expiring shall be elected for terms expiring at the annual meeting of stockholders held on the third anniversary thereof. Upon the filing of this Certificate of Incorporation, the Directors of the Board shall be as follows:

Class I:	Eugene Davis and Paul Mercadante

Class II:	Hans Geyer and Clifton Thomas Weatherford

Class III:	Ajay Shah, Raymond Bingham and John Kispert

The mailing address for each director listed above shall be c/o Spansion Inc., 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088.

SECTION 3.      At any time that the Aggregate Ownership Interest, as defined below, of the holder of Class B Common Stock, together with shares of Class A Common Stock of the Corporation held by Silver Lake, falls below the designated thresholds listed in the table below (a “Class B Triggering Event”), then the number of Class B Directors shall be reduced to the corresponding number in the table below (and, subject to Article V, Section 5 below, the resulting size of the Board shall be reduced accordingly) and the appropriate number of Class B Directors shall resign from the Board (such resigning Class B Director(s) to be selected by the Class B Directors within ten (10) days of to the occurrence of the Class B Triggering Event); provided, however, that if any Class B Director so designated to resign in accordance with this Article V, Section 3 shall refuse to resign within ten (10) days of the Class B Triggering Event, the size of the Board shall be reduced by a number equal to the number of directors refusing to resign from such Class B directorship, with the Class B Director(s) whose last name(s) starts with the letter alphabetically closest to the letter “Z” being designated the person(s) no longer qualified to serve on the Board. In calculating whether the Class B Triggering Event has occurred, the Aggregate Ownership Interest shall be recalculated each time (a) a Transfer, as defined below, of shares of Silver Lake occurs (other than to an Affiliate) or (b) upon Silver Lake’s receipt of written notice from the Corporation, which such notice shall be given by the Corporation when the Corporation reasonably believes that a Class B Triggering Event may have occurred. The number of Class B Directors that holders of Class B Common Stock can elect to the Board shall depend on an

Aggregate Ownership Interest of such holders as follows:

Aggregate Ownership Interest	Number of Class B Directors
≥ 10%	2
≥ 5% and <10%	1
<5%	0

At any time that the Aggregate Ownership Interest of Silver Lake represents five percent (5%) or more of the outstanding Common Stock of the Corporation, unless otherwise agreed by the holders of a majority of shares of the Class B Common Stock (or as otherwise required by law or stock exchange rules), one director elected by the holders of the Class B Common Stock will be entitled to be a member of each committee of the Board. “Aggregate Ownership Interest” means, with respect to Silver Lake, the quotient, expressed as a percentage, obtained by dividing (a) the aggregate number of shares of Common Stock of the Corporation held or beneficially owned (as such term is used under the Securities Exchange Act of 1934, as amended) by Silver Lake by (b) the aggregate number of outstanding shares of Common Stock of the Corporation. “Transfer” with respect to any share of Common Stock or portion thereof, means a direct or indirect sale, conveyance, exchange, assignment, gift, bequest or other transfer or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by merger or operation of law), or a written agreement to do any of the foregoing.

SECTION 4.      Protective Provisions.  So long as any shares of Class B Common Stock remains outstanding, the Corporation shall not take any of the following actions without the prior written consent of the holders of a majority of the shares of Class B Common Stock: (A) alter or change the rights or privileges of the shares of Class B Common Stock so as to affect adversely the shares or holders of Class B Common Stock; (B) offer to purchase any shares of Class A Common Stock of the Corporation from all holders of such Class A Common Stock unless such offer is made pro rata to the holders of the Class B Common Stock; or (C) issue or commit to issue any additional Class B Common Stock.

SECTION 5.      Vacancies.  (i) At the time that the operation of Article V, Section 3 above results in vacancies such that the number of Directors serving on the Board is less than seven (7) Directors, then upon the affirmative vote of the majority of Directors, any such vacancies may be filled with that number of additional Class A Directors needed to maintain seven (7) Directors serving on the Board. Such additional Class A Director(s) shall be, if practicable, assigned to the same class or classes of Directors referred to in Article V, Section 2 above in which the vacancy or vacancies were created, but in any event so that the designated classes shall be as nearly equal in number as possible. Any Class A Director elected in accordance with this Article V, Section 5 shall hold office until the annual meeting of stockholders at which the term of office of the class to which such Class A Director has been elected expires, and until such Director’s successor shall have been duly elected and qualified.

(ii) Except as provided in Article V, Sections 3 and 5(i) above:

(A) any vacancies resulting from death, resignation, disqualification, removal or other cause with respect to a Class A Director shall be filled by the affirmative vote of the remaining Directors then in office, even if less than a quorum of the Board;

(B) any vacancies resulting from death, resignation, disqualification, removal or other cause with respect to a Class B Director shall be filled by the sole remaining Class B Director. In the absence of a sole remaining Class B Director, such vacancies shall be filled by the holders of the Class B Common Stock voting separately as a class, who may act by written consent of the holders of a majority of such shares; and

(D) any directorships resulting from any increase in the number of Directors may be filled by the Board acting by a majority of the Directors then in office, even if less than a quorum.

Any Director elected in accordance with this Article V, Section 5(ii) shall hold office until the annual meeting of stockholders at which the term of office of the class to which such Director has been elected expires, and until such Director’s successor shall have been duly elected and qualified.

SECTION 6.      Removal.  Except with respect to any directors elected by holders of Preferred Stock, notwithstanding any other provisions of this Certificate of Incorporation (and notwithstanding the fact that some lesser percentage may be specified by law or by this Certificate of Incorporation):

(i) Any Director may be removed at any time, with cause, by majority vote of the holders of Class A Common Stock and the Class B Common Stock (and any series of Preferred Stock then entitled to vote at an election of directors), voting together as one class.

(ii) Any Class B Director may be removed at any time, without cause, only by majority vote of the holders of the Class B Common Stock, voting separately as a class.

SECTION 7.      No Written Ballot.  Unless and except to the extent that the Bylaws shall so require, the election of Directors of the Corporation need not be by written ballot.

SECTION 8.      Amendment.  Notwithstanding anything in this Certificate of Incorporation to the contrary, in addition to any vote of the stockholders required by this Certificate of Incorporation, for as long as there are outstanding any shares of Class B Common Stock and the affirmative vote of the holders of at least fifty percent (50%) of the outstanding shares of the Class B Common Stock, voting separately as a class, as applicable, shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Article V. Neither the alteration, amendment or repeal of this Article V nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article V shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article V, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ARTICLE VI.

LIABILITY AND INDEMNIFICATION

SECTION 1.      Liability.  A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breaches of fiduciary duties as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended after the Effective Time to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this provision shall be prospective only and shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification. The Corporation is authorized to provide by by-law, agreement or otherwise for indemnification of Directors, officers, employees and agents for breach of duty to the Corporation and its stockholders in excess of the indemnification otherwise permitted by applicable law.

SECTION 2.      Right to Indemnification.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in this Article VI, Section 2, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board.

SECTION 3.      Prepayment of Expenses.  The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VI or otherwise.

SECTION 4.      Claims.  If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article VI is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

SECTION 5.      Nonexclusivity of Rights.  The rights conferred on any Covered Person by this Article VI shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

SECTION 6.      Other Sources.    The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

SECTION 7.      Amendment or Repeal.  Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

SECTION 8.      Other Indemnification and Prepayment of Expenses.  This Article VI shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE VII.

AMENDING THE BYLAWS

Subject to Section 2.11 of the Bylaws, in furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, (i) the Board is expressly authorized and empowered to make, amend, supplement or repeal the Bylaws in any manner, without the assent or vote of the stockholders, not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation, and (ii) the stockholders may change or amend or repeal the Bylaws in any manner pursuant to a vote of a majority of the voting power of the outstanding shares of capital stock entitled to vote.

ARTICLE VIII.

STOCKHOLDER ACTION

Except for actions taken by written consent by the holders of the Class B Common Stock, consenting separately by class, or as otherwise provided pursuant to the provisions of this Certificate of Incorporation (including any Preferred Stock designation) fixing the powers, privileges or rights of any class or series of stock other than the Common Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

ARTICLE IX.

AMENDMENT

Except as provided in Article V, Section 8, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, provided that such action is approved in the manner, and otherwise complies with the requirements, set forth in this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE X.

NONVOTING EQUITY SECURITIES

The Corporation shall not issue any nonvoting equity securities to the extent prohibited by Section 1123(a)(6) of Title 11 of the United States Code (the “Bankruptcy Code”) as in effect on the date of the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware; provided, however, that this Article X (i) will have no further force and effect beyond that required under Section 1123 (a)(6) of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation, and (iii) in all events may be amended or eliminated in accordance with such applicable law as from time to time may be in effect.

IN WITNESS WHEREOF, Spansion Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its Chief Executive Officer on May 10, 2010.

SPANSION INC.

By: /s/ John H. Kispert
Name: John H. Kispert
Title: President and Chief Executive Officer

SIGNATURE PAGE TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SPANSION INC.